Exhibit 99.1

American Shared Hospital Services Pays Tribute to Ernest A. Bates, M.D., Founder and Former Chairman and CEO

Dr. Bates, Pioneering Neurosurgeon and Philanthropist, passed on March 19, 2024

SAN FRANCISCO, CA, March 26, 2024 – American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services, today announced that Company Founder, former Chairman and Chief Executive Officer, and Board Director, Ernest A. Bates, M.D, passed away on Tuesday, March 19th at the age of 87.

Dr. Ernest Bates was a highly respected board-certified neurosurgeon, entrepreneur, and philanthropist. Regarded as a pioneer in his field for bringing “state-of-the-art medical equipment into the mainstream”, he was considered by many to be a trailblazer and champion of equitable medical care for those in underserved communities.

Ray Stachowiak, Executive Chairman of American Shared Hospital Services, remembers Dr. Bates fondly, stating, “We want to thank him for his profound contributions to the Company and to many people, including me, personally, for the past 35 years. Dr. Bates was a true visionary, and we will be forever grateful for his contributions which have been woven into the fabric of our Company.”

Founding the Company in 1977 as a direct response to an observed need for more accessibility of costly, state-of-the-art medical equipment by non-academic hospitals, Dr. Bates created financing options that made accessibility possible. He was among the first to mobilize CT and MRI scanners and installed one of the first Gamma Knife systems in the U.S. in 1991 as well as one of the first single-room proton beam radiation therapy systems. When implemented, these systems were all in the early stages of widespread adoption but notably, Dr. Bates had the vision and foresight that these technologies would have a long-term impact on healthcare, and he was correct. He expanded accessibility to centers throughout the U.S. and in South America, building a solid foundation for American Shared Hospital Services’ future success.

In addition to his pioneering efforts in healthcare, Dr. Bates was also a pioneer in breaking new ground for the Black community. He was the first African American graduate from Johns Hopkins University School of Arts and Sciences in 1958. He earned his MD degree from the University of Rochester School of Medicine and Dentistry in 1962; completed his internship at Albert Einstein College of Medicine, Bronx Municipal Hospital Center; and then entered the U.S. Air Force, serving for three years in Japan. He completed his neurosurgery residency at the University California, San Francisco (UCSF) Medical Center and became one of the nation’s first Black board-certified neurosurgeons in 1973.

Dr. Bates was a member of several professional medical societies and held leadership roles on several corporate boards. He was Emeritus member of the Board of Trustees at both of his alma maters, Johns Hopkins University and the University of Rochester. In 2021, Dr. Bates was recognized at Johns Hopkins’s Commencement ceremony with an honorary degree, the university's highest honor. Also in 2021, John Hopkins named an undergraduate residential tower in his honor on the university campus. This honor was in recognition and gratitude for the kindness he showed as a student, when Dr. Bates created a safe haven in his dormitory for his fellow black students on campus during segregated times.

Known for his intellectual curiosity, generous philanthropy, and longstanding service and dedication to American Shared Hospital Services, Dr. Bates was widely known in the healthcare industry and forged long-term friendships throughout his lifetime.

Craig Tagawa, ASHS President, and one of the Company’s longest-standing employees, remembers Dr. Bates as “a wonderful mentor, advisor, and most importantly, friend, who positively impacted many people’s lives.” Peter Gaccione, ASHS CEO, regarded Dr. Bates as “a visionary who followed up and executed his vision. He was a close friend, and I am personally saddened that the world lost a good man.”

Dr. Bates served as Chairman of the Board of ASHS since the incorporation of the Company in 1977 through December 2021. Dr. Bates also served as Chief Executive Officer of the Company from the Company's inception until May 2020 and served as the Company's Executive Chairman from May 2020 through December 2020. He previously provided consulting services to the Company pursuant to a consulting agreement from December 2021 through March 2022 before rejoining the Board in March 2022.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (ASHS) is a leading provider of creative financial and turnkey solutions to Cancer Treatment Centers, hospitals, and large cancer networks worldwide.  The company works closely with all major global Original Equipment Manufacturers (OEMs) that provide leading edge clinical treatment systems and software to treat cancer using Radiation Therapy and Radiosurgery. The company is vendor agnostic and provides financial support for a wide range of products including MR Guided Radiation Therapy Linacs, Advanced Digital Linear Accelerators, Proton Beam Therapy Systems, Brachytherapy systems and suites, and through the Company’s subsidiary, GK Financing LLC., the Leksell Gamma Knife product and services. For more information, please visit: www.ashs.com

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the three month periods ended March 31, 2023, June 30, 2023, and September 30, 2023, the Annual Report on Form 10-K for the year ended December 31, 2022, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 20, 2023.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Executive Chairman
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com